Exhibit (8)(AG)

PARTICIPATION AGREEMENT

AMENDMENT NO. 1

Effective as of July 24, 2007

THE PARTICIPATION AGREEMENT, dated as of the 8th day of March, 2006 (the “Agreement”), by and among TIAA-CREF Life Insurance Company (“Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A (each an “Account”), PIMCO Variable Insurance Trust (the “Fund”), and Allianz Global Investors Distributors LLC (the “Underwriter”), (collectively, the “Parties”) is hereby amended as follows:

1. Schedule A of the Agreement is deleted in its entirety and replaced with the following:

Schedule A

PIMCO Variable Insurance Trust Portfolios:

Institutional Class Shares

PIMCO Real Return

PIMCO Global Bond (Unhedged)

PIMCO All Asset

Segregated Asset Accounts:	Date Established

TIAA-CREF Life Separate Account VA-1	July 27, 1998

TIAA-CREF Life Separate Account VLI-1	May 23, 2001

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date and year first written above.

TIAA-CREF Life Insurance Company

By:	/s/ Gregory E. Smith
Name:	Gregory E. Smith
Title:	Vice President
Date:

PIMCO VARIABLE INSURANCE TRUST
By its authorized officer

By:	/s/ Jeffrey M. Sargent
Name:	Jeffrey M. Sargent
Title:	Senior Vice President
Date:	7/30/07

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC
By its authorized officer

By:	/s/ Jim Patrick
Name:	Jim Patrick
Title:	Managing Director
Date:	5/2/07

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